Exhibit 99.1

FOR IMMEDIATE RELEASE

MOLSON COORS PROMOTES ZAHIR IBRAHIM TO CONTROLLER

DENVER AND MONTREAL (September 1, 2011) — Global brewer Molson Coors Brewing Company (NYSE: TAP) announced today that Zahir Ibrahim has been named the Company’s Controller, effective October 1, 2011.  Ibrahim will replace Bill Waters, who was named the Company’s Chief Corporate Strategy Officer in January, but has continued to serve in his role as Controller until this appointment.  Ibrahim has been with Molson Coors since 2007, serving in various finance roles in the Company’s UK business.

Most recently, Ibrahim served as vice president of commercial finance, where he was responsible for providing accounting and financial support to the Company’s UK sales and marketing operations.  Earlier, he served as vice president of UK financial planning and control. His responsibilities included leading accounting and compliance processes, providing insight and analysis on financial performance, as well as developing operating plans that integrate tax, risk and treasury management.

Prior to joining Molson Coors, Ibrahim spent eight years in the US where he was the divisional Chief Financial Officer for two global businesses in the electronics and chemicals industries. He also served as Controller for Pirelli Tire North America and Pirelli UK Truck business. Ibrahim has a BA in Economics and Accounting from the University of Sheffield and an MBA from the University of Warwick.

Peter Swinburn, President and CEO of Molson Coors stated, “Zahir has been a valued member of the UK leadership team for many years, and we are fortunate to be in a position to fill this role internally.  On behalf of our Board and the leadership team, I want to congratulate Zahir on this exciting new opportunity and look forward to working closely with him as he takes on this critical responsibility for the company.”

About Molson Coors Brewing Company:

Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, Blue Moon, and Keystone Light across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; and in the U.K. and Ireland through Molson Coors UK. For more information on Molson Coors Brewing Company and its portfolio of brands, visit the company’s Web site, www.molsoncoors.com.

Media Contacts - Molson Coors Brewing Company:

Colin Wheeler

303-927-2443

colin.wheeler@molsoncoors.com

Marie-Hélène Lagacé (for French press)

514-598-6966

Mariehelene.lagace@molsoncoors.com